EXHIBIT 3.4

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C11453-1994
Document Number:
20060734647-09
Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)		Date Filed:
11/15/2006 4:00:51 PM
In the office of
/s/ Dean Heller
Dean Heller
	Above:	Secretary of State

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
AMERELITE SOLUTIONS, INC.

2. The articles have been amended as follows (provide article numbers, if available):
That the following amendment to the Articles of Incorporation was approved by the Directors by Written Consent in lieu of a Special Meeting of the Directors to be effective November 10, 2006. After giving effect to a ten for one (10 for I) reverse stock split the 53,528,000 outstanding shares of common stock on the date of record, October 28, 2006 will be changed to 5,352,800 shares of outstanding common stock effective November 10, 2006.

ARTICLE VI, SECTION I CHANGE OF AUTHORIZED CAPITAL

(a) The authorized common stock of 200,000,000 share will be changed to 20,000,000 shares, and:

(b) the $.000125 par value per shares will be changed to a par value of $.00125.

These changes to be effective November 10, 2006.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 34,456,000 shares of 53,528,600 shares.

4. Effective date of filing (optional): 11/10/06

5. Officer Signature (required):  /s/  Robert L. Knapp

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.